EXHIBIT 99.1
                                                                    ------------

(COMPANY LOGO)


COMPANY CONTACT:                         INVESTOR CONTACTS:
----------------                         ------------------
VIVUS, Inc.                              Lippert/Heilshorn & Associates, Inc.

Richard Walliser                         Bruce Voss (bvoss@lhai.com)
(650) 934-5200                           (310) 691-7100
ir@vivus.com                             Jody Cain (jcain@ihai.com)
                                         www.lhai.com
Media Contact
-------------
IRG

Janet Vasquez
(theproteam@aol.com)
(212) 825-3512


FOR IMMEDIATE RELEASE
---------------------

          VIVUS TO PRESENT NEW TA-1790 DATA AT INTERNATIONAL MEETING ON
                               SEXUAL DYSFUNCTION
     TA-1790 demonstrates faster onset of action than Viagra(R)(sildenafil);
                      Ideal for spontaneous sexual activity


MOUNTAIN VIEW, Calif. (June 26, 2003) VIVUS, Inc. (Nasdaq NM: VVUS), a pharmaceutical company developing innovative products to improve quality of life, today announced that data on TA-1790, its lead oral phosphodiesterase type 5 inhibitor for treatment of erectile dysfunction (ED), will be featured at the Second International Consultation on Erectile and Sexual Dysfunction in Paris, France on June 29, 2003.

Ronald Lewis, M.D., one of VIVUS' lead investigators, will present results from VIVUS' in-clinic RigiScan(R) efficacy trial as well as data from a recently completed pharmacokinetic (PK) study. Results from the PK study demonstrated that TA-1790 was rapidly absorbed after ingestion with median peak plasma levels achieved at 40 minutes (range 20-90 min). For an on-demand erectile dysfunction
(ED) medication, this rate of absorption compares favorably to the median peak plasma level of Viagra(R), manufactured by Pfizer (NYSE:PFE), of 60 minutes (range 30-120 min).

The rapid absorption of TA-1790 supports the efficacy data generated in the in-clinic trial where RigiScan was used to measure penile rigidity in conjunction with visual sexual stimulation. Results of this study indicated that the maximum response to TA-1790 was achieved within 20-40 minutes after dosing, while the maximum response to sildenafil was not observed until the 60-80 or the 100-120 minute time points depending upon the dosage groups. Importantly, 89% (24/27) of patients on 50 mg TA-1790 achieved >60% penile rigidity in the 20-40 minute time frame as compared to only 46% (12/26) of patients on 50 mg of sildenafil.

In a recent market research study, speed to onset of effect was a highly preferred characteristic for an on-demand ED medication. "We are very pleased that our RigiScan study demonstrated a rapid onset of effect compared to available treatment. This response is consistent with both pre-clinical studies and recently completed pharmacokinetic trials, which confirmed TA-1790's rapid absorption rate," commented Dr. John Dietrich, VIVUS' Vice President of Research and Development. "We believe that these characteristics are ideal for an on-demand treatment for ED," added Dr. Dietrich.

VIVUS, Inc. is a pharmaceutical company engaged in the development of innovative therapies for the treatment of quality-of-life disorders in men and women, with a focus on sexual dysfunction. Current development programs target Female Sexual Dysfunction (FSD), Erectile Dysfunction (ED) and Premature Ejaculation (PE). VIVUS developed and markets in the U.S. MUSE(R) (alprostadil) and ACTIS(R), two innovations in the treatment of erectile dysfunction, and has partnered with Meda AB (Stockholm: MEDAa.ST) for the international marketing and distribution of its male transurethral ED products. In Canada, VIVUS has partnered exclusively with Paladin Labs (TSE: PLB) to market and distribute MUSE. For more information, please visit the Company's Web site at: www.vivus.com.


This news release contains forward-looking statements about the potential commercialization of products in treating male sexual dysfunction and reflects management's current beliefs. However, as with any pharmaceutical under development, there are significant risks in development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this news release will be successful or that any product will receive regulatory approval for any indication. Further, even if the Company were to receive regulatory approval for a product, there could be no assurance that such a product would prove to be commercially successful. Please see the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's Form 10-K and Forms 10-Q, which identify these and other risks and uncertainties that may cause actual results or events to differ materially from those described in this news release.


                                       ###